EXHIBIT 21.1

SUBSIDIARIES OF CREATIVE MEDICAL TECHNOLOGY HOLDINGS, INC.

Creative Medical Technologies, Inc., a Nevada corporation

StemSpine, Inc., a Nevada corporation

ImmCelz Inc., a Nevada corporation

AlloCelz LLC, a Nevada limited liability company